PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	July 29	October 29
	2007	2006
Assets
Current assets:
Cash, cash equivalents and short-term
investments of $25,182 in 2007 and $69,899 in 2006	$145,238	$199,324
Accounts receivable	72,527	84,299
Inventories	16,630	19,209
Other current assets	11,790	16,055

Total current assets	246,185	318,887

Property, plant and equipment, net	460,116	443,637
Goodwill	138,534	138,534
Investment in joint venture	65,646	64,365
Other intangibles, net	70,004	71,763
Other assets	6,857	8,497
	$987,342	$1,045,683

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$25,000	$86,903
Accounts payable	65,962	53,907
Other accrued liabilities	31,123	50,386

Total current liabilities	122,085	191,196

Long-term debt	149,608	170,288
Deferred income taxes and other liabilities	16,509	23,920
Minority interest	48,914	45,997

Shareholders' equity	650,226	614,282
	$987,342	$1,045,683